Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi”) informs its shareholders and the market in general that, in connection with the implementation of the RJ Plan, as defined below, by request of Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”), the Dutch Courts scheduled the dates for the verification meetings of the Dutch composition plans of PTIF and Oi Coop, both to be held on June 1, 2018. As a result, solicitations have been commenced with the intention of ensuring European recognition for the RJ Plan (the “Consent Solicitations”), as applicable to:

•         PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008) (the “PTIF Retail Notes”);

•         PTIF’s 4.375% Notes due March 2017 (ISIN No. XS0215828913);

•         PTIF’s 5.242% Notes due November 2017 (ISIN No. XS0441479804);

•         PTIF’s 5.875% Notes due 2018 (ISIN No. XS 0843939918);

•         PTIF’s 5.00% Notes due 2019 (ISIN No. XS0462994343);

•         PTIF’s 4.625% Notes due 2020 (ISIN No. XS0927581842);

•         PTIF’s 4.50% Notes due 2025 (ISIN No. XS0221854200) (together with the six series listed above, the “PTIF Bonds”);

•         Oi Coop’s 5.625% Senior Notes due 2021 (ISIN No. XS1245245045 and XS1245244402); and

•         Oi Coop’s 5.75% Senior Notes due 2022 (CUSIP/ISIN Nos. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (together with the series listed immediately above, the “Oi Coop Notes” and, together with the PTIF Notes, collectively the “Notes”).

The terms and conditions of the Consent Solicitations are described in two separate information memoranda, one for the PTIF Notes and one for the Oi Coop Notes, and the accompanying annexes (each an “Information Memorandum”).

The voting deadline (the “Voting Deadline”) for the Consent Solicitations will occur on the following dates and times:

-          For the PTIF Retail Notes, 9a.m. London time on April 27, 2018;

-          For the other PTIF Notes, 9a.m. London time on April 30, 2018; and

-          For the Oi Coop Notes, 4p.m. London time on May 15, 2018.

Overview of Consent Solicitations

The Consent Solicitations are being proposed in order to ensure that international effect (in addition to further recognition that will be sought in the U.S. chapter 15 proceedings of Oi and certain of its affiliates, as well as in Portugal, to the extent and for the Oi companies as applicable) is given to the judicial reorganization plan of Oi and its subsidiaries Oi Móvel S.A.– In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, PTIF and Oi Coop, as voted for at the creditors meeting held in Brazil on December 19 and 20, 2017, which was confirmed in a decision rendered by the Brazilian Judicial Reorganization Court on January 8 2018, which became effective as of February 5, 2018 (the “RJ Plan”).

In summary, effectiveness and recognition will be achieved in Europe by a combination of (i) in the case of the PTIF Notes and the Oi Coop Notes, a Dutch law composition plan for each of PTIF and Oi Coop, and (ii) in the case of the PTIF Notes only, a series of extraordinary resolutions in accordance with the terms of the PTIF Notes documentation.

The Consent Solicitations are structured so as most efficiently to give effect to the terms of the RJ Plan internationally: the effective terms materially “mirror” the terms of the RJ Plan so as to ensure that all material aspects of the RJ Plan are given binding effect to creditors and stakeholders not only in Brazil but also in other territories, including the Netherlands and the United Kingdom.

All holders of the PTIF Notes and Oi Coop Notes are reminded that international effectiveness of the RJ Plan is a condition to the distribution of part of the recovery to which such holders are entitled pursuant to the terms of the RJ Plan and the information and election statement dated February 6, 2018. As such, it is essential that all holders review and respond to the relevant Consent Solicitation URGENTLY in order to avoid any risk of material delay in making the recoveries to which they are entitled under the RJ Plan.

Holders that approved the RJ Plan at the general creditors meeting are reminded that they are bound under Brazilian law to comply with the terms of section 11.1.1.1 of the RJ Plan (other than the Current Litigants (as defined in the RJ Plan)), including voting in favour of the composition plans by means of the Consent Solicitations.

Steps required from holders of the Oi Coop Notes

Holders of the Oi Coop Notes are requested to participate in the Consent Solicitation for Oi Coop by delivering their Voting Instructions or Forms of Sub-Proxy (as defined in the Oi Coop Information Memorandum) to DF King (the “Information and Tabulation Agent”) in accordance with the provisions set out in the Oi Coop Information Memorandum.

Holders who intend to participate in the Oi Coop Consent Solicitation should provide their Voting Instructions/Forms of Sub-Proxy through Euroclear Bank S.A./N.V., Clearstream Banking S.A. or the Depository Trust Company (each a “Clearing System”), as applicable. Votes received in accordance with the terms set out in the Oi Coop Information Memorandum will be cast on behalf of holders at the verification meeting for the Dutch composition plan of Oi Coop, scheduled to be held on June 1, 2018.

Steps required from holders of the PTIF Notes

Holders of the PTIF Notes are requested to participate in the Consent Solicitation for PTIF by delivering their Voting Instructions to the Information and Tabulation Agent in accordance with the provisions set out in the PTIF Information Memorandum.

Holders of PTIF Retail Notes who intend to participate in the PTIF Consent Solicitation should provide their Voting Instructions through the Interbolsa system via the Interbolsa participants through whom they hold their Notes. Holders of other PTIF Notes should provide their Voting Instructions through the applicable Clearing System.

Votes received in accordance with the terms set out in the PTIF Information Memorandum will be counted towards proposed extraordinary resolutions of each series of PTIF Notes to (i) achieve an effective English law release of the guarantee of Oi consistent with the terms of the RJ Plan, and (ii) authorise Citicorp Trustee Limited (as note trustee) to submit the claims of all holders of PTIF Notes and to vote those claims in support at the verification meeting for the Dutch composition plan of PTIF, scheduled to be held on June 1, 2018.

If for any reason not all series of PTIF Notes vote in favour of the proposed extraordinary resolutions, then the Information and Tabulation Agent will instead be appointed as proxyholder for those holders of PTIF Notes who participate in the PTIF Consent Solicitation, and shall submit a claim and vote at the verification meeting in accordance with the instructions of each such holder.

Votes cast by holders of PTIF Notes in the Consent Solicitation will also be counted for the purpose of providing a direction to the bankruptcy trustee of PTIF to vote PTIF’s intercompany claim in support of the Oi Coop composition plan.

Further details

Full details of the Consent Solicitations are set out in the Information Memoranda and their appendices. Additional copies of all relevant documents are available at the Information and Tabulation Agent’s website: https://sites.dfkingltd.com/oiconsent. Any queries in relation to the procedure for voting should be directed to the Information and Tabulation Agent at oiconsent@dfkingltd.com

Holders of the Notes are reminded that in order to ensure they receive their entitlements under the RJ Plan, it is essential that they participate in this Consent Solicitation process and that their voting instructions are provided in advance of the Voting Deadline. Failure to do so may jeopardise or cause material delay to the distribution of recoveries under the RJ Plan.

Rio de Janeiro, April 10, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

DISCLAIMER:

This announcement must be read in conjunction with the relevant Information Memorandum. This announcement and each Information Memorandum contain important information which must be read carefully before any decision is made with respect to the Proposal (as defined in the relevant Information Memorandum). If you are in any doubt as to the action you should take, it is recommended that you seek your own legal, tax and financial advice, including as to any tax consequences, from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to participate in the Proposal. None of the Information and Tabulation Agent, Paying Agents, Trustee or any person who controls, or is a director, officer, employee or agent of such persons, or any affiliate of such persons, makes any recommendation as to whether holders of the Notes should participate in the Proposal.

DISTRIBUTION RESTRICTIONS:

The distribution of this announcement and the Information Memoranda in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement and/or the Information Memoranda comes are required by each of Oi, PTIF, Oi Coop and the Information and Tabulation Agent to inform themselves about, and to observe, any such restrictions.